Exhibit 99.1

Enduro Royalty Trust Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)—August 21, 2015

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.072243 per unit, payable on September 15, 2015 to unitholders of record on August 31, 2015. The distribution primarily represents oil production during the month of May 2015 and natural gas production during April 2015.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	73,967	2,386	417,505	13,917	$54.85	$2.37
Prior Month	63,058	2,102	379,199	12,232	$46.18	$2.52

Oil cash receipts for the properties underlying the Trust totaled $4.1 million for the current month, an increase of $1.1 million from the prior month calculation. The increase was primarily due to a 10 percent increase in NYMEX oil prices as well as the inclusion in the prior distribution period of $0.6 million in negative revenue adjustments from one operator in the Permian Basin. The table below includes additional information and discussion regarding the impact of certain out of period adjustments on the current and prior month distributions.

Natural gas receipts were consistent with the prior month, totaling $1.0 million. The increase in sales volumes resulted primarily from the timing of cash receipts and negative production adjustments by operators in the prior distribution period.

Total direct operating expenses, including lease operating expenses (“LOE”), production and ad valorem taxes, and gathering and transportation expenses, totaled $2.7 million, consistent with the prior month. As noted below, actual LOE for prior months has continued to be lower than anticipated, resulting in positive adjustments to the distribution. In addition to LOE adjustments, actual capital costs incurred have been less than projected, resulting in a capital adjustment during the current month distribution that increased the total distribution to be paid by $0.7 million. Capital expenditures incurred during the current month distribution period were $0.2 million, offset by $0.9 million of accrual reductions related to projects where actual costs incurred were less than projected.  Total direct operating expenses and capital expenditures for the properties underlying the Trust related to expenses incurred during June 2015.

Impact of Adjustments on Current and Prior Month Distributions

The following table displays the impact of various adjustments on the current and prior month distributions:

	Current Month	Prior Month
Distribution per Unit — Excluding Adjustments	$0.040312	$0.027079
Revenue Adjustments (1)	—	(0.014427)
LOE Adjustments (2)	0.010416	0.007490
Capital Expenditure Adjustments (3)	0.021515	—
Distribution per Unit	$0.072243	$0.020142

(1)

As previously disclosed, in April 2015, Enduro Resource Partners (“Enduro”), the sponsor of the Trust, received detail from one of its operators including negative volume and revenue adjustments on several wells, which were made to recoup overpayments of production from May 2014 through January 2015. In addition to the $0.6 million ($0.5 million net to the Trust’s 80% net profits interest) impact on cash receipts in the prior distribution period, these adjustments reduced prior month sales volumes by approximately 8,000 Bbls (265 Bbls/D) and negatively impacted the prior month average wellhead price. Excluding the adjustments, the prior month average price received for oil would have been $49.34 per Bbl.

(2)

Actual LOE expenses for prior months have been less than anticipated and, as a result, accruals for incurred LOE have been reduced. LOE accrual reductions of $0.4 million and $0.3 million ($0.3 million and $0.2 million net to the Trust), respectively, are included in the current and prior month distributions.

(3)	Capital accrual reductions of $0.9 million ($0.7 million net to the Trust) related to projects in the Permian Basin where actual costs incurred in prior periods were less than anticipated.

Permian Basin Operator Adjustment and Impact on Future Distributions

In late July, Enduro received a letter from one of its operators in the Permian Basin pertaining to 480,000 Mcf of natural gas for which the operator had paid Enduro on the properties underlying the Trust, but for which Enduro had only produced 240,000 Mcf. Enduro is working with the operator to determine the treatment of this gas imbalance and impact on future distributions.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. The amount of such cash received or expected to be received is significantly affected by prevailing commodity prices. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 12, 2015. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555